Exhibit 10.9.4

FOURTH AMENDMENT TO THE
JANUS 401(K) AND EMPLOYEE STOCK OWNERSHIP PLAN

The Janus 401(k) and Employee Stock Ownership Plan, as amended and restated effective January 1, 2014 (the “Plan”), is hereby amended as follows, effective as of September 1, 2016 unless otherwise expressly provided below:

1.                                     The first paragraph of Section 1.23 of the Plan is hereby amended by replacing it in its entirety to read as follows:

“Hour of Service” means, for purposes of vesting and benefit accrual, (1) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer or an Affiliated Employer for the performance of duties (these hours will be credited to the Employee for the computation period in which the duties are performed); (2) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer or an Affiliated Employer (irrespective of whether the employment relationship has terminated) for reasons other than performance of duties (such as vacation, holidays, sickness, jury duty, disability, lay-off, military duty or leave of absence) during the applicable computation period (these hours will be calculated and credited pursuant to Department of Labor regulation 2530.200b-2 which is incorporated herein by reference); (3) each hour for which back pay is awarded or agreed to by the Employer or an Affiliated Employer without regard to mitigation of damages (these hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made). The same Hours of Service shall not be credited both under (1) or (2), as the case may be, and under (3).

Notwithstanding (2) above, (i) no more than 501 Hours of Service are required to be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period); (ii) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker’s compensation, or unemployment compensation or disability insurance laws; and (iii) Hours of Service are not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

For purposes of (2) above, a payment shall be deemed to be made by or due from the Employer or Affiliated Employer regardless of whether such payment is made by or due from the Employer or Affiliated Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer or Affiliated Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

The provisions of Department of Labor regulations 2530.200b-2(b) and (c) are incorporated herein by reference.

Service will be determined on the basis of the (i) actual hours for which an hourly Employee is paid or entitled to payment, and (ii) semi-monthly payroll periods for a salaried Employee such that such Employee will be credited with ninety-five (95) Hours of Service if under the preceding paragraphs such Employee would be credited with at least one (1) Hour of Service during the semi-monthly payroll period.

2.                                     Section 1.1 of the Plan is hereby amended to add a new subsection (m) to read as follows:

(m)                          “Roth Conversion Account” means the account created to hold amounts attributable to In-Plan Roth Conversions; provided that rollovers from each of the following Accounts shall be accounted for separately within the Roth Conversion Account: After-Tax Account;  Pre-Tax Elective Deferral Account; the  portion of the Elective Account attributable to Employer Qualified Non-Elective Contributions;  Matching Account; Profit Sharing Account; the portion of the Non-Elective Account attributable to any Employer Qualified Matching Contributions;  Rollover Account; Special Discretionary Account; and Transfer Account.

3.                                     Article I of the Plan is hereby amended by adding a new Section 1.23A to read as follows:

1.23A              “In-Plan Roth Conversion” means the process of carrying out an election by a Participant in accordance with Section 3A.1.

4.                                     Section 3.1(b) of the Plan is hereby amended by replacing it in its entirety to read as follows:

(b)                                Automatic Enrollment of New Participants in Pre-tax Elective Deferral Contributions.  The Administrator shall automatically enroll each newly Eligible Employee who fails to make an affirmative election in a Payroll Withholding Agreement either to make Elective Contributions under Section 3.1(a) or not to make Elective Contributions under Section 3.1(a).

(1)                                 Pre-Tax Elective Deferral Amount.

(A)       An automatically enrolled Participant shall be deemed to have elected to make Pre-tax Elective Deferral Contributions in the following amount of Compensation pursuant to a passive Payroll Withholding Agreement: (i) 4 percent during the period ending on the day before the second anniversary of the date on which the Participant became an automatically enrolled Participant; (ii) 5 percent during the period following the period in (i) and ending on the day before the third anniversary of the date on which the Participant became an automatically enrolled Participant; and (iii) 6 percent following the period in (ii); provided, that, for each newly Eligible Employee who initially becomes an automatically enrolled Participant on or after January 1, 2016, the percentage in (i) shall be 4.5 percent, and the percentage in (ii) shall be 5.5 percent; provided, further, that, for each newly Eligible Employee who initially becomes an automatically enrolled Participant on or after September 1, 2016, the amount of Compensation deemed to have been elected for Pre-tax Elective Deferral Contributions shall be (v) 6 percent during the period ending on the day before the second anniversary of the date on which the Participant became an automatically enrolled Participant; (w) 7 percent during the period following the period in (v) and ending on the day before the third anniversary of the date on which the Participant became an automatically enrolled Participant; (x) 8 percent following the period in (w) and ending on the day before the fourth anniversary of the date on which the Participant became an automatically enrolled Participant; (y) 9 percent following the period in (x) and ending on the day before the fifth anniversary of the date on which the Participant became an automatically enrolled Participant; and (z) 10 percent following the period in (y).

(B)       Upon the receipt of an affirmative Payroll Withholding Agreement pursuant to which the Participant elects either to make Elective Contributions under Section 3.1(a)(1) or not to make Elective Contributions under Section 3.1(a)(1) and subject to Section 3.2, such Participant shall cease to be an automatically enrolled Participant..

(2)                                 Notice Requirement.  In connection with the automatic enrollment provisions of this Article III, within a reasonable period prior to the initial automatic enrollment of a Participant, the Administrator shall give the Participant a notice explaining the automatic enrollment and his right to make an affirmative contribution election (or to make no Elective Contributions), including the procedure for exercising that right and the timing for implementation of any such election, and an explanation of how Pre-tax Elective Deferral Contributions made under this Section will be invested in the absence of an investment election by the Automatically Enrolled Participant. Further, at the beginning of each Plan Year, the Administrator shall give each Participant the notice described in the preceding sentence.

5.                                     The Plan is hereby amended by adding a new Article IIIA to read as follows:

ARTICLE IIIA

IN-PLAN ROTH CONVERSION

3A.1                     In-Plan Roth Conversion.  In accordance with Code Section 402A(c)(4) and the guidance issued thereunder, a Participant may make an election to convert any portion of the Accounts listed in section 3A.2 to a Roth Conversion Account, subject to the terms and conditions set forth in this Article IIIA and in a manner and with the advance notice prescribed by the Administrator.

3A.2                     Conversion Application and Notice.

(a)                                 A Participant’s application for an In-Plan Roth Conversion shall indicate which of the following Accounts he or she wishes to convert, provided that only the vested portion of any such Account shall be eligible for conversion:

(i) After-Tax Account;

(ii) Pre-Tax Elective Deferral Account;

(iii) the portion of the Elective Account attributable to Employer Qualified Non-Elective Contributions;

(iv) Matching Account;

(v) Profit Sharing Account;

(vi) the portion of the Non-Elective Account attributable to any Employer Qualified Matching Contributions;

(vii) Rollover Account;

(viii) Special Discretionary Account; and

(ix)Transfer Account.

(b)                                An In-Plan Roth Conversion may not be elected by a Participant more frequently than once per any calendar quarter ending March 31st, June 30th, September 30th or December 31st.

(c)                                 The portion of a Participant’s Accounts selected for conversion need not be eligible for distribution under Section 8.1 or Section 8.2. However, the notice and consent requirements of Code Section 411(a)(11) and the Regulations thereunder shall apply to the application for an In-Plan Roth Conversion to the extent the portion of the Account being converted is otherwise eligible for distribution under Section 8.1 or Section 8.2.

3A.3                     Recontributions Not Permitted.  No one shall be permitted to convert any portion of an Account to a Roth Conversion Account by receiving an eligible rollover distribution from the Plan and re-contributing any portion of such distribution to the Plan.

3A.4                     Distribution Restrictions.  Any portion of a Participant’s Account that is converted pursuant to this Article IIIA shall be maintained in a sub-account of the Roth Conversion Account based on the type of Account that was converted and the same distribution restrictions that applied to such pre-converted Account shall continue to apply to the sub-account (and any earnings in the sub-account) following the conversion.

3A.5                     Permanent Conversion.   Once the Administrator has completed the conversion of any portion of the Participant’s Account to the Participant’s Roth Conversion Account, the conversion cannot be undone or recharacterized.

3A.6                     Tax Withholding.   In carrying out a Participant’s election for an In-Plan Roth Conversion, the full amount of the portion of the Account selected for conversion shall be converted immediately following the Valuation Date that the conversion election is processed.  The Administrator will not withhold any taxes and no portion of the Participant’s Account may be withdrawn for payment of any taxes generated by the conversion, unless such amount would otherwise be eligible for a withdrawal under Section 8.1 or Section 8.2.  Notwithstanding the prior sentence, the Participant shall remain responsible for the timely remittance of any taxes generated by the conversion.

Distributions from a Participant’s Roth Conversion Account within five (5) years of an In-Plan Roth Conversion may be subject to additional taxes under Section 72(t) of the Code.

3A.7                     Limits.   Any portion of an Account that is converted pursuant to an In-Plan Roth Conversion shall still be subject to Section 3.3, Article XIII and Article XIV to the same extent that such portion would have been subject to Section 3.3, Article XIII or Article XIV if such conversion had not taken place.

6.                                     Section 7.10(b)(1) of the Plan is hereby amended by replacing it in its entirety to read as follows:

(1)                                 An “eligible rollover distribution” is any distribution of all or any portion of the balance to the credit of the “distributee,” except that an “eligible rollover distribution” does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the “distributee” or the joint lives (or joint life expectancies) of the “distributee” and the “distributee’s” designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); the portion of any other distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); any hardship distribution; and any other distribution that is reasonably expected to total less than $200 during a year.  A portion of a distribution shall not fail to be an “eligible rollover distribution” merely because the portion consists of amounts which are not includible in gross income; provided, however, that such portion which is not includible in gross income may be transferred only to the following “eligible retirement plans”: (A) an individual retirement account or annuity described in Code Section 408(a) or (b), (B) a qualified defined contribution plan described in Code Sections 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible, (C) to a qualified trust or to an annuity contract described in Code Section 403(b), if such trust or contract provides for separate accounting for amounts so transferred (including interest thereon) including separately accounting for the portion of such distribution which is includable in gross income and the portion of such distribution which is not so includible, or (D) a Roth IRA described in Code Section 408A; provided further than any distribution from the Roth Conversion Account or Roth Elective Deferral Account may be transferred only to the following “eligible retirement plans”:  (A) a designated Roth account in a qualified defined contribution plan described in Code Sections 401(a) or a qualified trust or to an annuity contract described in Code Section 403(b) or (B) a Roth IRA described in Code Section 408A.

7.                                     Article XI of the Plan is hereby amended by adding a new Section 11.22 to read as follows:

11.22                Time Limit For Taking Legal Action. Except as specified in ERISA Section 413 and regardless of any state or federal laws establishing provisions relating to limitations of actions (except to the extent that such state or federal laws cannot be waived), the following limitations shall apply:

(a)                                 Eligibility and Participation.  No employee, former employee, Participant, Beneficiary or alternate payee (as defined in Code Section 414(p)) may take legal or equitable action against the Plan or any of the Plan’s fiduciaries with respect to such employee’s, former employee’s, or Participant’s eligibility to participate in the Plan more than three years after the date of such individual’s termination of employment which immediately follows the service that is the subject of such claim.

(b)                                Contributions.  No Participant, beneficiary or alternate payee (as defined in Code Section 414(p)) may take legal or equitable action against the Plan or any of the Plan’s fiduciaries with respect to any Contribution (or alleged missing Contribution) to such Participant’s Account more than three years after the end of the Plan Year for which such Contribution was made (or allegedly should have been made).

(c)                                 Investment Fund Directions and Elections and Allocation of Earnings, Losses and Expenses.  No Participant, Beneficiary or alternate payee (as defined in Code Section 414(p)) may take legal or equitable action against the Plan or any of the Plan’s fiduciaries with respect to any allocation of any portion of any Participant’s Account to an Investment Fund (or alleged failure to allocate any portion of any Participant’s Account to an Investment Fund) or any earnings or losses of an Investment Fund or other expenses more than three years after the end of the Plan Year for which such allocation was made (or allegedly should have been made) or during which such earnings, losses or expenses occurred.

(d)                                Other Claims.  No employee, former employee, Participant, Beneficiary or alternate payee (as defined in Code Section 414(p)) may take legal action against the Plan or any of the Plan’s fiduciaries with respect to any claim not addressed in Section 11.22 (a), (b) or (c) above more than one year after the date of the written decision on review provided by the Administrator in accordance with Section 11.8.

10.                              Except as expressly provided herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Janus Capital Group Inc. has executed this Amendment as of this 21st day of July 2016.

Janus Capital Group Inc.

/s/ Karlene Lacy
Karlene Lacy
Senior Vice President
Taxation & Compensation Accounting

ATTEST:

/s/ Sue Armstrong
Sue Armstrong
Director
LTI and Retirement Plans